NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Achieves Second Consecutive Year of
Record Results
Full-Year Sales Top $1 Billion
Cash Flow from Operations More Than Doubles
Salt and Specialty Fertilizer Segments Both Post Significant Earnings Gains

OVERLAND PARK, Kan. (February 9, 2009) – Compass Minerals (NYSE: CMP) reports the following record results for the fourth-quarter and full-year ended December 31, 2008:
•
Fourth-quarter net earnings were up 59 percent over the prior-year period to $80.1 million, or $2.41 per diluted share, and full-year net earnings nearly doubled to $159.5 million, or $4.81 per diluted share.

•
Excluding special items, fourth-quarter net earnings improved 88 percent to
$81.0 million, or $2.44 per diluted share, and full-year earnings more than doubled to $163.5 million, or $4.93 per diluted share.

•
Fourth-quarter sales increased 19 percent to $388.3 million reflecting strong specialty fertilizer and salt pricing and robust salt sales volumes, partially offset by sharply lower specialty fertilizer demand.

•	For the full year, sales were up 36 percent to $1,167.7 million driven by price improvements in both the salt and specialty fertilizer segments, and significant gains in salt segment sales volumes.

•	Full-year cash flow from operations more than doubled to $254.1 million.

•	The company completed the first phase of its multi-phased plan to expand rock salt production, increasing its Goderich, ON, mine’s annual capacity by 750,000 tons to 7.25 million tons.

“This marks the sixth consecutive quarter that Compass Minerals has achieved year-over-year gains in sales, earnings and cash flow, demonstrating the steady strength of our businesses and the benefits of our strategies.  Our fourth-quarter net earnings exceeded the combined net earnings for all four quarters in 2007, our full-year revenues exceeded $1 billion for the first time in the company’s history and our cash flow from operations more than doubled from 2007,

Compass Minerals

enhancing our ability to execute our profitable long-term growth initiatives,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “Through Compass Minerals’ five years as a publicly traded company, it has exhibited a balance of strength and growth that can continue to serve our stakeholders well through a wide range of economic conditions.”
Financial Results (in millions except share data)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Sales	$388.3	$326.1	$1,167.7	$857.3
Sales less shipping and handling (product sales)	283.3	227.3	826.6	604.4
Operating earnings	121.2	69.4	274.2	144.3
Net earnings	80.1	50.4	159.5	80.0
Net earnings, excluding special items*	81.0	43.2	163.5	68.7
Diluted earnings per share	2.41	1.53	4.81	2.43
Diluted earnings per share, excluding special items*	2.44	1.31	4.93	2.09
EBITDA*	131.7	70.6	310.0	174.7
Adjusted EBITDA*	131.8	80.7	315.6	184.3
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
Compass Minerals’ fourth-quarter salt sales were up 16 percent over the 2007 quarter to $328.0 million while salt operating earnings increased 43 percent to $94.2 million.  Fourth-quarter highway deicing sales volumes improved 3 percent over the prior-year quarter driven by significantly higher demand in the U.K., partially offset by North American volumes that were slightly lower than in the prior-year period but still above normal.  In the 2007 quarter, North American sales volumes were unusually strong due to very severe winter weather in the company’s primary sales regions.  The effects of the strengthened U.S. dollar on international sales partially offset higher highway deicing contract prices, yielding a 12 percent improvement over prior-year average selling prices.Stronger-than-average sales of consumer and professional deicing products and growth in non-seasonal products produced a 9 percent year-over-year gain in fourth-quarter consumer and industrial sales volumes.  Average selling prices for consumer and industrial products increased 7 percent over the 2007 quarter.
For the full year, salt segment sales rose 30 percent to $923.3 million and operating earnings were up 38 percent over the prior year to $191.7 million, reflecting strong highway, consumer and professional deicing sales in North American in both the first and fourth quarters of 2008, and gains in non-deicing consumer and industrial products.  Salt sales volumes improved 18 percent year-over-year while average selling prices improved 10 percent over the prior year.

Compass Minerals

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Sales	$328.0	$283.8	$923.3	$710.7
Sales less shipping and handling (product sales)	$226.8	$190.7	$605.0	$477.8
Operating earnings	$94.2	$66.0	$191.7	$138.7
Sales volumes (in thousands of tons):
Highway deicing	4,154	4,034	12,237	10,373
Consumer and industrial	877	805	2,852	2,412
Total salt	5,031	4,839	15,089	12,785
Average sales price (per ton):
Highway deicing	$47.53	$42.60	$43.57	$38.97
Consumer and industrial	$149.03	$139.12	$136.82	$127.04
Total salt	$65.22	$58.66	$61.19	$55.59

Winter Weather Effect
Compass Minerals estimates that significantly more-severe-than-normal winter weather in the U.K., combined with above-average demand in North America for consumer, professional and highway deicing products benefited fourth-quarter sales by approximately $45 million to $50 million and increased fourth-quarter operating earnings by approximately $16 million to $18 million compared to a normal-weather fourth quarter.  In the 2007 quarter, sales and operating earnings also benefited from more-severe-than-normal weather in North America.
The company estimates that its 2008 full-year sales benefited by $85 million to $95 million and operating earnings benefited by $26 million to $30 million from unusually severe weather in North America in the first quarter and severe weather in the U.K. and North America in the fourth quarter.  These benefits were partially offset by the impact of unusually mild weather in the U.K. in the first quarter.

Estimate of Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Favorable (unfavorable) to normal weather: Sales	$45 to $50	$25 to $30	$85 to $95	Normal
Operating earnings	$16 to $18	$6 to $10	$26 to $30	$(5)

Compass Minerals

SPECIALTY FERTILIZER SEGMENT
Fourth-quarter specialty fertilizer sales increased 47 percent to $57.8 million while operating earnings more than tripled to $36.6 million compared to the prior-year quarter.  Average selling prices were $975 per ton for the 2008 quarter compared to $341 in the 2007 quarter.  Sales volumes were 59,000 tons for the quarter compared to 115,000 tons in the prior year reflecting the ongoing effects of the economy on the agriculture industry.
Full-year specialty fertilizer segment sales were up 71 percent to $232.9 million and operating earnings were up 231 percent over the prior year to $117.7 million, as a result of substantial pricing growth throughout the year, partially offset by the fourth-quarter decline in demand.
Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Sales	$57.8	$39.4	$232.9	$136.1
Sales less shipping and handling (product sales)	$54.0	$33.7	$210.1	$116.1
Operating earnings	$36.6	$11.3	$117.7	$35.6
Sales volume (in thousands of tons)	59	115	391	423
Average sales price (per ton)	$975	$341	$596	$322

OTHER FINANCIAL HIGHLIGHTS
Sales for DeepStore, the company’s U.K.-based records management business, were $2.3 million in the fourth quarter compared to $2.9 million in the 2007 quarter, which reflects the impact of the stronger U.S. dollar on similar sales year-over-year.
Fourth quarter selling, general and administrative expenses increased $4.0 million over the prior-year quarter due to professional services, product development activities, and variable compensation expense resulting from improved financial performance.
Interest expense declined 32 percent from the prior-year quarter to $9.1 million, reflecting the company’s debt reductions throughout the year.  In the 2008 quarter, Compass Minerals redeemed $20.0 million in face value of its outstanding 12 percent senior subordinated discount notes for $21.2 million, plus accrued interest.  Because of this and prior debt reductions in 2008, total debt declined $111.1 million, or 18 percent, year-over-year to $495.7 million at December 31, 2008.  Debt net of cash declined by $133.6 million, or 22 percent, to $461.1 million at December 31, 2008.
Income tax expense was $31.9 million in the 2008 quarter compared to a benefit of $4.5 million in the fourth quarter of 2007.   The year-over-year increase reflects the effects of higher earnings as well as a prior-year tax benefit of $14.0 million from the partial release of reserves for uncertain tax positions.  An increase in income tax liabilities resulting from increased tax expense on higher earnings contributed to an approximate $25 million decline in working capital.

Compass Minerals

Outlook
“In 2008, our salt segment continued to show robust volume, pricing and earnings growth in both winter and non-winter applications.  Our specialty fertilizer segment was transformed during the year as strong market fundamentals allowed for unprecedented price gains and margin expansion,” Dr. Brisimitzakis said.  “As we begin 2009, specialty potash pricing has remained strong, though demand has continued to be soft, driven by the global financial and credit issues that affect the broader agriculture market.  Our salt segment is continuing its momentum, aided by severe winter weather, previously established price increases and more moderate shipping costs.  Together, our strong business segments should continue to provide shareholders with profitable growth in the coming year.”

Conference Call
The company will discuss its results on a conference call tomorrow, Tuesday, February 10, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 81233699.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 81233699.  Outside of the U.S. and Canada, callers may dial (706) 645-9291. An updated summary of the company’s performance and value proposition is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or

Compass Minerals

liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to redeem senior subordinated discount notes in 2008, costs to refinance our senior discount notes in 2007 and the partial release of a tax reserve in 2007.
Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 22, 2008. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net earnings	$80.1	$50.4	$159.5	$80.0
Income tax expense (benefit)	31.9	(4.5)	67.5	0.1
Interest expense	9.1	13.4	41.6	54.6
Depreciation, depletion and amortization	10.6	11.3	41.4	40.0
EBITDA	$131.7	$70.6	$310.0	$174.7
Adjustments to EBITDA:
Other expense(1)	0.1	10.1	5.6	9.6
Adjusted EBITDA	$131.8	$80.7	$315.6	$184.3

(1) Primarily includes interest income and foreign exchange gains and losses. In the three-month and twelve-month periods ended December 31, 2008, includes costs of $1.4 million and $6.5 million, respectively, to call $20 million and $90 million, respectively, of our 12-percent senior subordinated discount notes. In the three-month and twelve-month periods ended December 31, 2007, includes $11.0 million of costs to refinance our 12.75-percent senior discount notes.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net earnings	$80.1	$50.4	$159.5	$80.0
Note redemption costs, net of tax(1)	0.9	6.8	4.0	6.8
Release of tax reserves(2)	-	(14.0)	-	(18.1)
Net earnings, excluding special items	$81.0	$43.2	$163.5	$68.7

(1) The three-month and twelve-month periods ended December 31, 2008, include pre-tax costs of $1.4 million and $6.5 million, respectively, for call premiums related to the redemption of $90 million of our 12-percent senior subordinated discount notes, including $70 million in June 2008 and $20 million in October 2008. In the three-month and twelve-month periods ended December 31, 2007, includes pre-tax costs of $11.0 million to refinance our 12.75-percent senior discount notes.

(2) In 2007, we recorded a reduction in accrued liabilities and tax expense of $18.1 million, including $4.1 million in the third quarter and $14.0 million in the fourth quarter. This reduction resulted from entering into a program with a taxing authority to resolve uncertain tax positions which changed our assessment of previously established tax reserves and to the close of tax examination years.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales	$388.3	$326.1	$1,167.7	$857.3
Shipping and handling cost	105.0	98.8	341.1	252.9
Product cost	138.0	137.8	470.4	392.4
Gross profit	145.3	89.5	356.2	212.0

Selling, general and administrative expenses	24.1	20.1	82.0	67.7
Operating earnings	121.2	69.4	274.2	144.3

Other expense:
Interest expense	9.1	13.4	41.6	54.6
Other, net	0.1	10.1	5.6	9.6
Earnings before income taxes	112.0	45.9	227.0	80.1
Income tax expense (benefit)	31.9	(4.5)	67.5	0.1
Net earnings	$80.1	$50.4	$159.5	$80.0

Basic net earnings per share	$2.42	$1.53	$4.82	$2.44
Diluted net earnings per share	$2.41	$1.53	$4.81	$2.43
Cash dividends per share	$0.335	$0.32	$1.34	$1.28

Weighted-average shares outstanding (in thousands):
Basic	33,141	32,942	33,096	32,811
Diluted	33,201	33,015	33,166	32,932

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$34.6	$12.1
Receivables, net	210.4	206.6
Inventories	123.3	128.4
Other current assets	22.2	18.6
Property, plant and equipment, net	383.1	396.8
Intangible and other noncurrent assets	49.0	57.5
Total assets	$822.6	$820.0

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities	$215.5	$165.1
Long-term debt, net of current portion	491.6	602.7
Deferred income taxes and other noncurrent liabilities	51.0	56.8
Total stockholders' equity (deficit)	64.5	(4.6)
Total liabilities and stockholders' equity (deficit)	$822.6	$820.0

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2008	2007
Net cash provided by operating activities	$254.1	$118.5

Cash flows from investing activities:
Capital expenditures	(67.8)	(48.0)
Purchase of a business	–	(7.6)
Other, net	1.1	(0.3)
Net cash used in investing activities	(66.7)	(55.9)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	–	127.0
Principal payments on long-term debt	(94.2)	(153.9)
Revolver activity	(23.3)	18.6
Call and tender premiums on redemption of debt	(5.4)	(9.4)
Dividends paid	(44.3)	(42.0)
Proceeds received from stock option exercises	1.8	0.4
Excess tax benefits from equity compensation awards	3.1	1.8
Other, net	–	(1.6)

Net cash used in financing activities	(162.3)	(59.1)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	1.2
Net change in cash and cash equivalents	22.5	4.7
Cash and cash equivalents, beginning of the year	12.1	7.4

Cash and cash equivalents, end of period	$34.6	$12.1

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended December 31, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$328.0	$57.8	$2.5	$388.3
Intersegment sales	0.1	7.1	(7.2)	–
Shipping and handling cost	101.2	3.8	–	105.0
Operating earnings (loss)	94.2	36.6	(9.6)	121.2
Depreciation, depletion and amortization	7.4	2.8	0.4	10.6
Total assets	592.5	183.0	47.1	822.6

		Specialty	Corporate
Three Months Ended December 31, 2007	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$283.8	$39.4	$2.9	$326.1
Intersegment sales	0.1	5.9	(6.0)	–
Shipping and handling cost	93.1	5.7	–	98.8
Operating earnings (loss)	66.0	11.3	(7.9)	69.4
Depreciation, depletion and amortization	8.5	2.5	0.3	11.3
Total assets	600.5	152.2	67.3	820.0

		Specialty	Corporate
Twelve Months Ended December 31, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$923.3	$232.9	$11.5	$1,167.7
Intersegment sales	0.4	22.4	(22.8)	–
Shipping and handling cost	318.3	22.8	–	341.1
Operating earnings (loss)	191.7	117.7	(35.2)	274.2
Depreciation, depletion and amortization	28.9	10.2	2.3	41.4

		Specialty	Corporate
Twelve Months Ended December 31, 2007	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$710.7	$136.1	$10.5	$857.3
Intersegment sales	0.4	15.4	(15.8)	–
Shipping and handling cost	232.9	20.0	–	252.9
Operating earnings (loss)	138.7	35.6	(30.0)	144.3
Depreciation, depletion and amortization	29.6	9.5	0.9	40.0

a) “Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.